                                                   Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               EASTERN ENTERPRISES
             (Exact name of registrant as specified in its charter)

MASSACHUSETTS                                               04-1270730
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)
                  9 Riverside Road, Weston, Massachusetts 02493
                  ---------------------------------------------
                 (Address of Principal Offices with) ( zip code)

        EASTERN ENTERPRISES 1996 NON-EMPLOYEE TRUSTEES STOCK OPTION PLAN
        ----------------------------------------------------------------
                            (Full title of the Plan)

                               L. William Law, Jr.
                               Eastern Enterprises
                                9 Riverside Road
                           Weston, Massachusetts 02493
                         -------------------------------
                     (Name and address of agent for service)

                                 (781) 647-2300
                ----------------------------------------------
          (Telephone number, including area code, of agent for service)



-------------------------------------------------------------------------------
                                 Proposed      Proposed
Title of                         Maximum       Maximum
Securities     Amount            Offering      Aggregate     Amount of
To Be          To Be             Price Per     Offering      Registration
Registered     Registered        Share (1      Price (1)     Fee
-------------------------------------------------------------------------------

Common Stock,  75,000            $48.28125     $3,621,094    $1,006.66

$1.00 par value, with
related common stock
purchase rights
-------------------------
(1) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as
amended (the"Securities   Act")  and  estimated  solely  for  the  purpose  of
calculating the registration fee on the basis of the Eastern Common Stock to be received as established by of the average high and low prices of the Common Stock as reported by the New York Stock Exchange on October 8, 1999.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

        This registration statement incorporates by reference the documents set forth below that were previously filed with the Securities and Exchange Commission by Eastern Enterprises (the "Company")(File No. 1-2297) and are made a part of this registration statement.

o Eastern's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

o Eastern's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

o Eastern's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

o Eastern's Current Reports on Form 8-K filed July 19, 1999, August 18, 1999 and September 15, 1999.

o The description of Eastern Common Stock contained in its Form 8, filed on May 23, 1991, amending its Registration Statement on Form 8-A dated November 6, 1950.

o The   description  of  the  Eastern  common  stock  purchase  rights contained in Eastern's Registration Statement on Form 8-A filed on March 1, 1990, as amended.

o The description of the Eastern 1998 common stock purchase rights contained in Eastern's Registration Statement on Form 8-A filed on July 29, 1998.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ( the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

           Not Required.

Item 5.  Interests of Named Experts and Counsel.

           Not Applicable.

Item 6.  Indemnification of Trustees and Officers.

        The Declaration of Trust of the Company (the "Company's Charter") provides that the trustees, officers and agents of the Company generally shall not be liable except for acts or failures to act which at the time would impose liability on such party if the Company were a Massachusetts business corporation and such person was a director, officer or agent thereof. The Company's Charter provides that it shall indemnify each of its trustees and officers against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of any action, suits or other proceeding, whether civil or criminal, including but not limited to derivative suits (to the extent permitted by law), in which such person may be involved or with which such person may be threatened, while in office or thereafter, except with respect to any matters as to which such person shall have been adjudicated to have acted in bad faith or not to have acted in good faith in the reasonable belief that such person's action was in the best interests of the Company or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan. The Company's Charter provides, however, that as to any matter disposed of by a compromise payment by such trustee or officer pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Company, after notice that it involves such indemnification: (a) if no change of control has occurred,
(i) by a disinterested majority of the trustees then in office or (ii) by a majority of the disinterested trustees then in office or by the shareholders of the Company, provided that the Company shall have received a written opinion of independent legal counsel to the effect that such trustee or officer appears to have acted in good faith in the reasonable belief that such person's action was in the best interests of the Company; or (b) if a change of control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such trustee or officer appears to have acted in good faith in the reasonable belief that such person's action was in the best interests of the Company. The rights accruing to any trustee or officer under the foregoing provisions do not exclude any other right to which such trustee or officer may be lawfully entitled; provided, however, that no trustee or officer may satisfy any rights of indemnity or reimbursement granted pursuant to the Company's Charter or to which he may be otherwise entitled except out of the trust estate of the Company.

    The  Company's  Charter  further  provides  that   notwithstanding   any
provision of law or any other provision of the Company's Charter, a trustee shall not be liable to the Company or any shareholder of the Company for monetary damages for breach of such trustee's fiduciary duties as a trustee, except with respect to any matter as to which such liability is imposed by applicable law and such trustee shall have been adjudicated (a) to have breached such trustee's duty of loyalty to the Company or its shareholders,
(b) to have acted (or omitted to act) not in good faith, (c) to have knowingly violated the law, (d) to have intentionally engaged in misconduct, or (e) to have derived any improper personal benefit from a transaction. Trustees, officers and agents of the Company will also not be held liable for any act or failure to act in good faith, that is required, authorized or approved by an order issued pursuant to the Public Utility Holding Company Act of 1935 or any other federal or state statute regulating the Company or any of its subsidiaries by reason of its being a public utility holding company or their being public utilities. In the event that the foregoing provisions of the preceding sentence are found by a court not to constitute a valid defense on the grounds of not being applicable to the particular class of plaintiffs, each such trustee, officer and agent (and his or her legal representatives) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or her or imposed on him or her in connection with any such action, suit or proceeding; provided, however, that as to any matter disposed of by a compromise payment by such trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interest of the Company as provided in the Company's Charter.
Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs, and attorneys' fees.

    The Company's Charter provides that in discharging his or her duties, when acting in good faith, any trustee or officer shall be fully entitled to rely upon information, opinion, reports or records, including financial statements, books of account and other financial records, in each case presented or prepared by, or under the supervision of, (a) one or more officers or employees of the Company (or of another organization in which such party serves as contemplated by Article 19 of the Company's Charter, including all directors, officers and trustees of wholly-owned subsidiaries of the Company) whom the trustee or officer reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants or other persons as to matters which the trustee or officer reasonably believes to be within such person's professional or expert competence, or
(c) in the case of a trustee, a duly constituted committee of trustees (or similar governing body of such other organization) upon which such trustee does not serve, as to matters within its delegated authority, which committee the trustee reasonably believes to merit confidence, but such trustee shall not be considered to be acting in good faith if such trustee has knowledge concerning the matter in question that would cause such reliance to be unwarranted. The fact that a trustee or officer so relied shall be a complete defense to any claim asserted against such party, except as expressly provided by statute, by reason of such party being or having been a trustee or officer of the Company (or such other organization).

    The Company maintains an insurance policy that insures its trustees and officers against certain liabilities.

Item 7.  Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit 4(a). Eastern Enterprises1996 Non-Employee Trustees Stock Option Plan (filed as Exhibit 10.21 to the Eastern Enterprises
                   Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 1-2297, incorporated by reference herein).

Exhibit 4(b). Amendment to Eastern Enterprises1996 Non-Employee Trustees Stock Option Plan (filed as Exhibit 10.21.1 to the Eastern Enterprises Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, Commission File No. 1-2297, incorporated by reference herein).

Exhibit 4(c). Declaration of Trust of Eastern Enterprises, as amended (filed as Exhibit 3.1 to Eastern Enterprises Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, Commission File No. 1-2297, incorporated by reference herein).

Exhibit 4(d).      By-laws  of Eastern  Enterprises, as amended (filed as
                   Exhibit 3.2 to the Eastern Enterprises Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Commission File No. 1-2297, incorporated by reference herein).

Exhibit 4(e). Specimen copy of common stock certificate for Eastern Enterprises (filed as Exhibit A-1 to the Eastern Enterprises Form U-1 dated March 31, 1998, Commission File No. 070-09195, incorporated by reference herein).

Exhibit 4(f). Common Stock Rights Agreement between Eastern Enterprises and the Bank of New York dated as of February 22, 1990 (filed as Exhibit 1 to the Eastern Enterprises Current Report on Form 8-K dated March 1, 1990, Commission File No. 1-2297, incorporated by reference herein).

Exhibit 4(g). Agreement between Eastern and the first National Bank of Boston dated January 30, 1995 (filed as Exhibit 4.1.1. to the Eastern Enterprises Annual Report on Form 10-K for the year ended December 31, 1994, Commission File No.1-2297, incorporated by reference herein).

Exhibit 4(h) Amendment No. 2 to Common Stock Rights Agreement, between Eastern Enterprises and BankBoston, N.A., dated July 22, 1998 (filed as Exhibit 99.1 to the Eastern Enterprises Current Report on Form 8-K, filed July 29,1998, Commission File No. 1-2297, incorporated herein by reference).

Exhibit 4(i) Rights Agreement between Eastern Enterprises and BankBoston, N.A., dated as of July 22, 1998 (filed as Exhibit 99.2 to the Eastern Enterprises Current Report on Form 8-K, filed July 29,1998, Commission File No. 1-2297, incorporated herein by reference).

Exhibit 5.         Opinion of L. William Law, Jr., General Counsel of Eastern
                   Enterprises.

Exhibit 23(a). Consent of L. William Law, Jr., General Counsel of Eastern Enterprises (contained in Exhibit 5).

Exhibit 23(b).     Consent of Arthur Andersen LLP.

Exhibit 24. Power of Attorney (included as part of the signature pages to this Registration Statement).

Item 9.  Undertakings.

        (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to
                           the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, Commonwealth of Massachusetts, on this 14th day of October, 1999.

                                                 EASTERN ENTERPRISES


                                                 By: /s/ Walter J. Flaherty
                                                 Name: Walter J. Flaherty
                                                 Title: Executive Vice
                                                        President and
                                                        Chief Financial Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter J. Flaherty and L. William Law, Jr. and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities to execute any and all amendments to this registration statement, including post-effective amendments and supplements to this registration statement, or any registration statement under Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Name                       Title                           Date


 /s/ J. Atwood Ives            Chairman of the Board,          October 14, 1999
--------------------------     Chief Executive Officer
J. Atwood Ives                 and Trustee
                               principal executive officer)

 /s/ Fred C. Raskin            President and Chief Operating   October 14, 1999
--------------------------     Officer
Fred C. Raskin


 /s/ Walter J. Flaherty        Executive Vice President        October 14, 1999
--------------------------     and Chief Financial Officer
Walter J. Flaherty             (principal financial officer)

 /s/ James J. Harper           Vice President and Controller   October 14, 1999
--------------------------     (principal accounting officer)
James J. Harper

 /s/ James R. Barker           Trustee                         October 14, 1999
-----------------------
James R. Barker


 /s/ Richard R. Clayton        Trustee                         October 14, 1999
-----------------------
Richard R. Clayton


 /s/ John D. Curtin, Jr.       Trustee                         October 14, 1999
-----------------------
John D. Curtin, Jr.


 /s/ Samuel Frankenheim        Trustee                         October 14, 1999
-----------------------
Samuel Frankenheim


 /s/ Leonard R. Jaskol         Trustee                         October 14, 1999
-----------------------
Leonard R. Jaskol


 /s/ Wendell J. Knox           Trustee                         October 14, 1999
-----------------------
Wendell J. Knox


/s/ Frederic L. Putnam, Jr.    Trustee                         October 14, 1999
---------------------------
Frederic L. Putnam, Jr.


 /s/ Rina K. Spence            Trustee                         October 14, 1999
--------------------------
Rina K. Spence


 /s/ David B. Stone            Trustee                         October 14, 1999
--------------------------
David B. Stone

                                  EXHIBIT INDEX

Number               Title of Exhibits

Exhibit 4(a). Eastern Enterprises 1996 Non-Employee Trustee Stock Option Plan (incorporated by reference).

Exhibit 4(b). Amendment to Eastern Enterprises 1996 Non-Employee Trustee Stock Option Plan (incorporated by reference).

Exhibit 4(c). Declaration of Trust of Eastern Enterprises, as amended (incorporated by reference).

Exhibit 4(d). By-laws of Eastern Enterprises, as amended (incorporated by reference).

Exhibit 4(e). Specimen copy of common stock certificate for Eastern Enterprises (incorporated by reference).

Exhibit 4(f). Common Stock Rights Agreement between Eastern Enterprises and the Bank of New York dated as of February 22, 1990 (incorporated by reference).

Exhibit 4(g). Agreement between Eastern and the First National Bank of Boston dated January 30, 1995 (incorporated by reference).

Exhibit 4(h) Amendment No. 2 to Common Stock Rights Agreement, between Eastern Enterprises and BankBoston, N.A., dated July
                     22, 1998 (incorporated by reference).

Exhibit 4(i) Rights Agreement between Eastern Enterprises and BankBoston, N.A., dated as of July 22, 1998 (incorporated by reference).

Exhibit 5.           Opinion of L. William Law, Jr., General Counsel of Eastern
                     Enterprises.

Exhibit 23(a). Consent of L. William Law, Jr., General Counsel of Eastern Enterprises (contained in Exhibit 5).

Exhibit 23(b).       Consent of Arthur Andersen LLP.

Exhibit 24. Power of Attorney (included as part of the signature pages to this Registration Statement).

                                                                     Exhibit 5








October 14, 1999

Eastern Enterprises
9 Riverside Road
Weston, Massachusetts 02493

You have asked for my opinion concerning the legality of 75,000 shares of Common Stock, with a par value of $1.00 per share (the "Shares"), of Eastern Enterprises (the "Association") issuable upon the exercise of options granted under the Eastern Enterprises 1996 Non-Employee Trustees' Stock Option Plan (the "Plan") and 75,000 common stock purchase rights (the "Rights") attached to the Shares pursuant to the provisions of a Common Stock Rights Agreement between the Association and BankBoston, N.A., dated as of February 22, 1990, as amended (the "Rights Agreement").

As Senior Vice President, General Counsel and Secretary of the Association, I have acted as counsel for the Association in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") with respect to the Plan, which is being filed with the Securities and Exchange Commission under the Securities Act of 1933 contemporaneously herewith, and I have examined:

         (a) the Declaration of Trust of the Association dated July 18, 1929, as amended;

         (b) the By-laws of the Association as from time to time in effect;

         (c)      a copy of the Registration Statement;

         (d) the minutes of meetings to date of the shareholders and Board of Trustees of the Association;

Eastern Enterprises
October 14, 1999
Page 2


         (e)      the Rights Agreement; and

         (f) such other documents and records as I deem necessary for purposes of this opinion.

I have assumed that the Shares proposed to be issued upon the exercise of options under the Plan will be issued only upon payment therefor as provided in the Plan and that the price for such shares will be not less than $1.00 per share. I have also assumed that the issuance of any Shares pursuant to the Plan will not result in the issuance by the Association of more than its authorized shares of the Association's common stock. In addition, I have assumed that the Rights will be issued in accordance with the provisions of the Rights Agreement.

Based upon the foregoing, I am of the opinion that:

1. The Association is duly organized and existing as an unincorporated voluntary association in conformity with the laws of The Commonwealth of Massachusetts.

2. The Shares, when issued and paid for as provided in the Plan, will be validly issued and will be fully paid and nonassessable except as set forth below in this opinion.

3. The Rights, when issued in accordance with the Rights Agreement, will be validly issued and will constitute binding obligations of the Association.

The Association is a voluntary association of the type commonly known as a "Massachusetts business trust." Pursuant to certain decisions of the Supreme Judicial Court of Massachusetts, shareholders of such a trust may, under certain circumstances, be held personally liable as partners for the obligations of the trust. Even if the Association were held to be a partnership, however, the possibility of its shareholders incurring financial loss appears remote because (a) the Association's Declaration of Trust contains an express disclaimer of shareholder liability for the obligations of the Association and requires that such notice be given in each agreement, obligation or instrument entered into or executed by the Association,

Eastern Enterprises
October 14, 1999
Page 3


(b) management of the Association has advised that the Association is adequately insured against tort liability, (c) most of the Association's operations are conducted by incorporated subsidiaries and (d) the Association's Declaration of Trust provides for indemnification out of the trust property for any shareholder held personally liable for the obligations of the Association. I understand that this opinion is to be used in connection with the Registration Statement. I consent to the filing of this opinion with and as a part of the Registration Statement and to use of my name therein.


Very truly yours,


/s/ L. William Law, Jr.
    L.William Law, Jr.

                                                              Exhibit 23(b)

                   Consent of Independent Public Accountants

As independent public accountants we hereby consent to the incorporation by reference in this Form S-8 of our reports dated January 22, 1999 incorporated by reference in Eastern Enterprises' Form 10-K for the year ended December 31, 1998, and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP
Arthur Andersen LLP

Boston, Massachusetts
October 13, 1999